WESTELL TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE TELTREND INC.

 Acquisition To Create a Leader in Telco Access Products and Fuel Broadband DSL


AURORA, IL ...(DECEMBER 13, 1999)... Robert H. Gaynor, Chairman and Chief Executive Officer, announced today, that Westell Technologies (NASDAQ: WSTL), a leading provider of DSL technology, telecommunications access products and hosted and managed conferencing and support services has signed a definitive agreement to acquire Teltrend Corporation (NASDAQ: TLTN). Teltrend Corporation designs, manufactures and markets a broad range of telecommunications and data communications products used by businesses and telephone companies to provide voice and data services.

Teltrend, established in 1979, manufactures and markets products to provide data and voice services over the existing telephone network, primarily in the Local Loop. Teltrend's unique local telephone loop solutions -developed for HDSL, T1, Fiber Optic, ISDN, DDS, and DLC applications -- allow telephone companies to provide new and better services to their customers without the need for costly infrastructure replacement. Teltrend also manufactures a wide range of products that convert, change and amplify transmission protocols and are used worldwide in public and private communications networks.

By merging Teltrend with Westell's HiCap Business Unit, the Company will be a leader in local loop solutions including T1, Fiber Optic, ISDN, DDS, HDSL and DLC applications serving virtually the entire carrier market. Westell expects to realize significant synergies as a result of the transaction, including a decrease in combined operating expenses, increases in operating leverage, and expanded strength in its sales channel . The combined Company's headquarters and manufacturing facility will be based in Aurora, Illinois and will have more than 1,000 employees.

Marc Zionts, Chief Executive Officer of Westell, stated that "Teltrend brings outstanding products, people and customers to the Westell family. The combination of Westell and Teltrend will provide enormous benefits. We will fuel our DSL initiatives while at the same time build a stronger operating base and increase our scale."

J. Nelson Westell Inc., President and COO, remarked "Both Teltrend and Westell have been in the business of providing local access solutions to our customers for many years. We believe we will realize a high degree of synergy in our companies enabling the combined entity to more effectively serve the market with an expanded product portfolio. This exciting combination will also allow us to further broaden our DSL programs."

"Teltrend is very pleased to join the Westell team", stated Howard Kirby, Chairman and Chief Executive Officer of Teltrend. "Westell's high growth initiatives, innovation, and presence in the marketplace provide a great fit with Teltrend. Our shareholders, customers and employees will benefit from an increased presence in our core business and expansion into the DSL arena."

Under the terms of the agreement, each share of Teltrend common stock will be exchanged for 3.3 shares of Class A Westell common stock. Based on the closing price of Westell shares on December 10, the aggregate value of the transaction to Westell stockholders is $205 million.


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The merger,  approved by the boards of  directors of both  companies,  will also require the approval of both Westell's and Teltrend's stockholders and is subject to regulatory approvals and other customary conditions. The transaction is expected to be accounted for using purchase accounting and to qualify as a tax-free reorganization. Westell Technologies expects to take a one-time charge for merger and related expenses upon the closing of the deal which is expected to occur in the fourth quarter of Westell's Fiscal Year 2000. Goldman, Sachs & Co. and Hambrecht & Quist acted as Westell's financial advisors while Soundview Financial advised Teltrend.

Teltrend Inc., established in 1979 with over 500 employees worldwide, is headquartered in suburban Chicago. Teltrend designs, manufactures and markets a broad range of telecommunications and data communications products used by businesses and telephone companies to provide voice and data services. The Company's customers range from Regional Bell Operating Companies, GTE, Sprint, and other U.S. and International telephone companies, to SOHO and medium-sized business. Additional information can be obtained by visiting Teltrend's Web site at www.teltrend.com.

Westell Technologies, Inc, headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. manufactures and licenses DSL systems and value added CPE, and manufactures telecommunications access products. Conference Plus, Inc. is an Applications Service Provider managing and hosting audio, video, IP conferencing and support services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

     "Safe Harbor" statement under the Private Securities  Litigation Reform Act
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of 1995:
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     Certain  statements  contained herein including,  without  limitation,  the combined Company will be a leader in local loop solutions, Westell expects to realize significant synergies as a result of the transaction, including increases in operating leverage, sales channel strength, and scale as well as a decrease in combined operating expenses, the combined Company's headquarters and manufacturing facility will be based in Aurora, Illinois, "We believe we will realize a high degree of synergy in our companies enabling the combined entity to more effectively serve the market with an expanded product portfolio", "The combination of Westell and Teltrend will provide enormous benefits. We will fuel our DSL initiatives while at the same time build a stronger operating base and increase our scale", "Westell's high growth initiatives, innovation, and presence in the marketplace provide a great fit with Teltrend. Our shareholders, customers and employees will benefit from an increased presence in our core business and expansion into the DSL arena", are forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results and are more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 under the section "Risk Factors" and Teltrend's Annual Report on Form 10-K for the fiscal year ended July 31, 1999. Westell and Teltrend undertake no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or
circumstances   after  the  date  hereof  or  to  reflect  the   occurrence   of
unanticipated events